CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated January 8, 2004, which is incorporated by reference in this Registration Statement (Form N-1A, 2-77767 and 811-3481) of General Municipal Money Market Funds, Inc.

ERNST & YOUNG LLP

New York, New York
March 25, 2004